Exhibit 10.6

EMPLOYMENT AGREEMENT

        THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made as of the ___ day of ______, 1996, by and between Mark F. Albino, a Massachusetts resident, (“Employee”) and Omega Flex, Inc., a Pennsylvania corporation (the “Company”), whose principal office is located at 451 Creamery Way, Exton, Pennsylvania 19341-2509.

WITNESSETH

        WHEREAS, Employee desires to serve as Senior Vice President-Manufacturing & Engineering Services of the Company, the Company desires to employ Employee as Senior Vice President-Manufacturing & Engineering Services of the Company, and Employee and the Company desire to embody in this Agreement the terms and conditions under which Employee shall be employed;

        NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Employee and the Company, intending to be legally bound hereby, agree as follows:

    1.        REPRESENTATIONS AND WARRANTIES

a. Employee represents and warrants the following:

i. Employee possesses information regarding the designing, manufacturing, fabricating, assembling, buying and selling flexible metal hose products;

    ii.               To the best of Employee’s knowledge, such information is not information that is proprietary to any other person or entity; is not confidential information of any other person or entity; is not under any restriction, or subject to any non-disclosure agreement, that would prevent Employee from utilizing such information for the benefit of the Company; and is not the subject of a patent or patent application; and

iii. Employee is not aware of any restriction, or subject to any agreement, that would prevent him from accepting employment with the Company under the terms of this Agreement.

b. The Company represents and warrants the following:

    i.               It has no desire or expectation that Employee provide to the Company or utilize in his performance under this Agreement, any information that is confidential or proprietary to any other person or entity;

ii. This Agreement and Employee’s appointment as an officer of the Company hereunder have been affirmed and ratified by all required corporate actions.

    2.        DEFINITIONS

            For the purposes of this Agreement, the following definitions shall apply:

a. “Affiliate” of the Company (as hereinafter defined) shall mean any other Person controlling, controlled by, or under common control with the Company.

b. “Associated Company” of the Company shall mean any Affiliate of the Company, or any other Person in which the Company (or an Affiliate of the Company) holds an ownership interest of any size.

c. The “Company” shall mean Omega Flex, Inc., a Pennsylvania corporation;

    d.               “Confidential Information” shall mean any information relating directly or indirectly to the business of the Company and its Affiliates which is not generally known to the public and which the Company or its Affiliates protect as proprietary including inventions, improvements, concepts, structures, formulae, techniques, processes, apparata, know how, trade secrets, customer requirements, plans, records and data, and may also include customer lists and knowledge about the general business affairs of the Company; whether conveyed in written, graphic, aural, physical or electronic form; however, Confidential Information does not include information which Employee can demonstrate was known to or was in the possession of Employee prior to disclosure by the Company or its Affiliates, was generally available to the public or was otherwise part of the public domain after the time of disclosure to Employee by the Company or its Affiliates or became so through no act or omission of Employee, or was properly provided to Employee by an independent third party who has or had no obligation of secrecy to the Company or its Affiliates.

e. “Employee” shall mean Mark F. Albino, a resident of Massachusetts.

f. “Person” shall mean any natural person or any corporation, partnership, joint venture, trust, firm or other entity, and

g. “Effective Date” shall mean the date first above written.

    3.        EMPLOYMENT, DUTIES AND RESPONSIBILITIES OF EMPLOYEE

    a.              Performance of Job Duties. Employee is engaged as Senior Vice President-Manufacturing & Engineering Services of the Company to perform such duties and services as are reasonably related thereto. During the term of this Agreement, Employee shall devote his full time and attention and his best efforts to the conduct of the business of the Company and the performance of his duties under this Agreement, and shall not engage in any other business activity; provided that Employee shall not be prevented from investing his personal assets in such manner as will not require significant services on the part of Employee.

b. Company’s Obligations.

    i.               Except as provided in Section 9, the Company may not, without Employee’s prior consent, which shall not be unreasonably withheld, directly or indirectly, narrow the scope of Employee’s duties or otherwise detrimentally change Employee’s job description.

    ii.               Change the location of Employee’s office and principal workplace outside a radius of fifty miles; however, Employee specifically acknowledges and agrees that travel to and work at the offices of the Company in Exton, Pennsylvania, and the businesses of vendors and customers will be required for the full and faithful performance of the duties and responsibilities hereunder.

    4.        TERM OF AGREEMENT

        This Agreement shall go into effect as of the Effective Date and shall terminate three (3) years following the Effective Date, unless terminated earlier as provided in Section 9. This Agreement shall automatically be extended for additional one (1) year terms upon the expiration of the three-year term, unless the Company gives Employee at least six (6) months’ prior written notice of its intention not to extend the Agreement. The Company’s rights and obligations upon issuing such prior written notice of its intention not to extend the Agreement are set forth in Section 9(a) below.

    5.        COMPENSATION OF EMPLOYEE

            As compensation and consideration for the performance by Employee of his obligations under this Agreement, Employee shall be entitled to the following (subject to the provisions of Section 9 hereof):

    a.              Base Salary. During the term of this Agreement, the Company shall pay to Employee a gross base salary totaling Eighty-Five Thousand U.S. Dollars (U.S. $85,000.00) per annum. This base salary shall be payable in regular bi-weekly intervals and shall be subject to such withholding and other normal employee deductions as may be required by law. This base salary may be increased by the Company’s Board of Directors in their sole discretion. It is anticipated that the base salary will be reviewed by the Board of Directors on the anniversary of the effective date of this Agreement each year.

    b.              Additional Employee Benefits and Perquisites. In addition to the annual base salary, Employee shall receive all benefits and perquisites of current Company employees, as may be determined from time to time by the Company’s Board of Directors or its designee, but not limited to:

i. Bonus Plan. During the term of this Agreement, the Company will offer Employee participation in a bonus program as set forth in Exhibit A attached hereto.

    ii.              Stock Options. During the term of this Agreement, the Company will, upon the affirmative vote of its shareholder, offer Employee the opportunity to participate in the Omega Flex 1996 Stock Option Plan substantially in the form of Exhibit B attached hereto, whereby, pursuant to a written option agreement substantially in the form of Exhibit C attached hereto, Employee will be granted options to purchase up to four percent (4%) of the common stock of the Company exerciseable at the equivalent price paid by Mestek in its acquisition of the stock of the Company on February 2, 1996, and the right to purchase such shares shall vest in five (5) equal annual increments beginning upon the third anniversary of the grant thereof. Employee and the Company shall execute a Shareholder Agreement substantially in the form of Exhibit D attached hereto.

    iii.              Benefits. Employee shall be eligible to participate during the term of this Agreement in such life insurance, health, dental, disability and medical insurance benefits, pension, and such other employee benefit plans and programs for the benefit of the employees of the Company, as may be maintained from time to time, in each case to the extent and in the manner available to other executive officers of the Company, and subject to the terms and provisions of such plan or programs.

iv. Vacation. Employee shall be entitled to fifteen (15) days of paid vacation during each calendar year and to all paid holidays of the Company.

    v.              Expenses. The Company shall reimburse Employee for reasonable out-of-pocket expenses incurred by Employee in connection with the business of the Company and in performance of his duties under this Agreement, upon his presentation to the Company of an itemized accounting of such expenses with reasonable supporting data, subject, however, to the Company’s policies relating to business-related expenses as in effect from time to time.

c. Signing Bonus. Employee shall be paid a signing bonus of Three Thousand Dollars ($3,000.00).

    6.        CONFIDENTIALITY

    a.              Confidentiality. Employee acknowledges that during the course of his employment with the Company he will, from time to time, be invested with Confidential Information relating to the business practices of the Company, Associated Companies of the Company, and customers of the Company. Employee hereby agrees to keep all Confidential Information confidential. Employee also agrees that he will not, except as required in the conduct of Company business, or as authorized in writing by the Company, publish, disclose or make use of, for his or any third party=s benefit or account, any Confidential Information unless and until such Confidential Information shall have ceased to be secret or confidential due to no act or omission on his part.

    b.              Exclusive Property. Employee confirms that all Confidential Information is the exclusive property of the Company. All Confidential Information, including without limitation, business records, papers and other documents kept or made by Employee relating to the business of the Company or an Associated Company shall be and remain the property of the Company or the Associated Company. Upon the termination of his employment with the Company or upon the request of the Company at any time, Employee shall promptly deliver to the Company, and shall retain no copies of, any Confidential Information, including without limitation, any written materials, records and documents made by Employee or coming into his possession concerning the business or affairs of the Company or an Associated Company other than personal notes or correspondence of Employee not containing Confidential Information relating to such business or affairs.

    c.              Exceptions for Governmental or Judicial Orders. Employee shall have no liability under this Section 6 due to his disclosure of Confidential Information made pursuant to judicial or governmental order, provided Employee (if allowed under applicable law) notifies the Company as soon as possible and in any event prior to such disclosure cooperates with the Company in the event the Company elects to legally contest and avoid such disclosure. The Company shall defend Employee and indemnify him from any and all damages, losses, causes of action and costs, including reasonable attorneys’ fees, incurred by him as a result of the Company’s actions to legally contest and avoid any such disclosure.

d. Survival of Section. The provisions of this Section 6 shall survive the termination of this Agreement for any reason whatsoever.

    7.        EXCLUSIVITY / NON-COMPETITION

    a.              Exclusivity / Non-Competing Employment. For the term of this Agreement and a period of one (1) year following expiration of this Agreement or the earlier termination thereof as provided in Section 9 (the “Restricted Period”), Employee shall not, unless he receives the prior written consent of the Company, directly or indirectly, own an interest in, manage, operate, join, control, lend money or render financial or other assistance to or participate in or be connected with, as an officer, employee, partner, stockholder, consultant or otherwise, any individual, partnership, firm, corporation or other business organization or entity that at such time is engaged in the flexible metal hose business as the Company, and Employee shall not, whether for his own account or for the account of any other individual, partnership, firm, corporation or other business organization, intentionally solicit, endeavor to entice away from the Company or an Associated Company, or otherwise interfere with the relationship of the Company or an Associated Company with any person or entity who is, or was within the most recent twelve-month period, a customer or client of the Company or an Associated Company.

    b.              No Interference. For the term of this Agreement and a period of three (3) years following expiration of this Agreement or the earlier termination thereof as provided in Section 9, Employee shall not, whether for his own account or for the account of any other individual, partnership, firm, corporation or other business organization, intentionally solicit, endeavor to entice away from the Company or an Associated Company, or otherwise interfere with the relationship of the Company or an Associated Company with any person who is employed by the Company or an Associated Company.

    c.              Stock Ownership. Nothing in this Agreement shall prohibit Employee from acquiring or holding any securities of any company listed on a national securities exchange or quoted on the automated quotation system of the National Association of Securities Dealers, Inc., provided that at any time during the Restricted Period Employee and members of his immediate family do not own more than five percent (5%) of any voting securities of any company engaged in the same type of business as the Company.

d. Territorial Scope. The prohibitions in Sections 7(a) and 7(b) shall extend to any place where the Company is doing business on the first day of the Restricted Period.

e. Survival of Section. The provisions of this Section 7 shall survive the termination of this Agreement for any reason whatsoever.

    8.        REMEDIES

    a.              Specific Performance. Employee hereby acknowledges that a breach of Sections 6 or 7 of this Agreement may result in material irreparable injury to the Company for which there in no adequate remedy at law, that it will not be possible to measure damages for such a breach, and that in the event of such a breach or threat thereof the Company shall be entitled to obtain a temporary restraining order, a preliminary injunction, a permanent injunction or other equitable relief restraining Employee from engaging in activities prohibited by this Agreement. Employee further acknowledges that in the event of such a breach or threat thereof the Company shall be entitled to obtain such other or further relief as may be required to specifically enforce any of the covenants of this Agreement. Employee hereby agrees and consents that such injunctive or other relief may be sought in any state or federal court of competent jurisdiction in the County of Chester, Commonwealth of Pennsylvania, or in the state and county in which such violation may occur or in any other court having jurisdiction, at the election of the Company. Employee agrees to and hereby does submit to in personam Jurisdiction before each and every such court for that purpose.

    b.              Suspension of Payments. Employee hereby acknowledges that should an alleged breach of Sections 6 or 7 of this Agreement occur, the Company is entitled to suspend any payments due to Employee during litigation of any action it may bring against Employee for injunctive and/or monetary relief; however, in the event that the Company does not prevail in such litigation, it shall owe Employee double the amount of the payments that were suspended.

c. Remedies not Exclusive. The remedies of this Section shall be cumulative and not exclusive, and shall be in addition to any other remedy which the company may have.

d. Survival of Remedies. This Section 8 shall survive the termination of this Agreement for any reason whatsoever.

    9.        TERMINATION OF EMPLOYMENT

           Employee’s employment hereunder may be terminated without any breach of this Agreement under the following conditions:

    a.              Termination by Employee Without Cause. Employee may terminate this Agreement without Cause (as hereinafter defined) prior to the expiration of this Agreement, by sending written notice of such termination at least three (3) months in advance of the effective date of such termination. If Employee elects to terminate this Agreement pursuant to this Section 9(a), he shall not be entitled to any compensation or benefits after the effective date of his termination other than any bonus earned, but not yet paid, under this Agreement.

    b.              Termination by the Company for Cause. The Company may terminate the Agreement and Employee’s employment with Cause prior to the expiration of this Agreement, by sending Employee written notice of such termination for Cause. The date of such notice shall be the effective date of the termination of this Agreement. If the Company terminates Employee’s employment for Cause, Employee shall receive a severance payment in an amount equal to one-twelfth his annual base salary at the rate effective on the date of termination payable within thirty (30) days of such termination. For purposes of this Agreement, “Cause” shall mean (1) dishonesty or fraud resulting in damage to the business of the Company or its Affiliates; (2) embezzlement or theft of assets of the Company or any of its Affiliates; (3) competing with the Company or aiding a competitor of the Company or any of its Affiliates to the detriment of the Company or any of its Affiliates; (4) a substantial breach of this Agreement; (5) conviction for a felony resulting in damage to the business of the Company or its Affiliates; or (6) any other willful misconduct by Employee which is materially injurious to the Company, monetarily or otherwise. If the Company terminates this Agreement and Employee’s employment for Cause, he shall not be entitled to any compensation or benefits after the effective date of his termination other than any bonus earned, but not yet paid, under this Agreement.

    c.              Later Employment With Successor in interest of Company. Employee shall not be deemed to have been terminated under this Agreement if he is offered employment on substantially the same or better terms by any Affiliate, successor in interest or assign of the Company, or by any purchaser of substantially all of the Company’s assets.

    d.              Company’s Rights and Obligations Upon Election Not to Extend Agreement. If the Company elects not to extend the Agreement or any extension thereof as provided for in Section 4, the Agreement will terminate upon the expiration of the term or as otherwise agreed in writing by the parties.

    e.              Death. Notwithstanding anything to the contrary herein contained, Employee’s employment and this Agreement shall terminate upon his death and neither he nor his heirs shall be entitled to any compensation or benefits under this Agreement after the effective date of his termination other than (i) any bonus earned, but not yet paid, under this Agreement, and (ii) any rights under the Omega Flex 1996 Stock Option Plan or as a shareholder of the Company, if any.

    f.              Delivery of Material. Employee agrees that upon the termination of this Agreement he will deliver to the Company all documents, papers, materials and other property of the Company relating to its affairs which may then be in his possession or under his control.

    10.        INDEMNIFICATION AND LIMITS ON LIABILITY

            The Company shall indemnify Employee for any and all acts and omissions to act made during the term of this Agreement in his capacity as an officer of the Company, and Employee’s personal liability for such acts and omissions shall be limited, to the fullest extent permitted by the laws of the Commonwealth of Pennsylvania, as the same may be amended and supplemented. This Section 10 shall survive the termination of this Agreement for any reason whatsoever.

    11.        NOTICES

            All notices given hereunder shall be in writing and shall be deemed delivered when served personally or on the third business day after being deposited in the United states mail, certified or registered mail, postage prepaid, addressed as follows;

If to the Company:

Omega Flex, Inc. 451 Creamery Way Exton, Pennsylvania 19341-2509

With a copy to:

R. Bruce Dewey, Esq. Mestek, Inc. 260 North Elm Street Westfield, MA 01085

If to Employee:

Mark F. Albino P.O. Box 347 Belchertown, Massachusetts 01007

    12.        Miscellaneous

            Any party may change its address for notices by communicating its new address in writing to the other party.

    a.              Agreement is Non-Assignable. This Agreement is a personal service contract and shall not be assignable by Employee or by the company, except that the Company may assign this Agreement to a Person which succeeds to the Company’s rights and liabilities by merger, sale of assets as a going concern, or consolidation with the Company.

    b.              Binding Effect. All rights and obligations and agreements of the parties under this Agreement shall be binding upon and enforceable against, and inure to the benefit of the parties and their personal representatives, heirs, legatees and devises, and any Person succeeding by operation of law to their rights under this Agreement, except that such personal representatives, heirs, legatees, devises and other persons shall have no obligation to perform Employee’s duties described in section 3 hereof.

    c.              Representations. Employee and the Company each represent and warrant that there are no restrictions, agreements or limitations on their rights or ability to enter into and perform the terms of this Agreement.

    d.              Further Assurances, Employee and the Company, as the case may be, shall execute and deliver such further instruments and do such further acts and things as may be required to carry out the terms or conditions of this Agreement or as may be consistent with the intent and purpose of this Agreement.

    e.              Rights of Third Parties. Nothing in this Agreement, expressed or implied, is intended to confer upon any person other than the parties hereto any rights or remedies under or by reason of this Agreement.

    f.              Effect of Waiver. A Waiver of, or failure to exercise, any rights provided for in this Agreement, in any respect, shall not be deemed a waiver of any further or future rights hereunder. Except for rights which must be exercised within a specified time period under this Agreement, no rights herein shall be considered as waived, whether intentionally or not, unless waived in a writing signed by the party to be charged with the waiver.

    g.              Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Pennsylvania applicable to contracts made and performed in that jurisdiction, without regard to the principles of conflicts of laws.

h. Amendments. This Agreement may not be changed or amended orally, but only by an agreement in writing signed by all parties hereto.

i. Counterparts. This Agreement may be executed in several counterparts, each of which shall be an original, and such counterparts shall together constitute but one and the same instrument.

j. Severability. If a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, then:

i. the remaining terms and provisions hereof shall be unimpaired, and

    ii.               the invalid or unenforceable term or provision shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

    k.              Entire Agreement. This Agreement supersedes all prior agreements, oral or written, between the parties hereto with respect to the employment of Employee by the Company. This Agreement contains the entire agreement of the parties with respect to the employment of Employee by the Company, and the parties shall not be bound by any terms, conditions, statements, covenants, representations or warranties, oral or written, not herein contained.

            IN WITNESS WHEREOF, the parties have executed this Employment Agreement effective as of the date first above written.

EMPLOYEE:	COMPANY:
OMEGA FLEX, INC.,
a Pennsylvania corporation
_______________________	By:_______________________
MARK F. ALBINO	John E. Reed, Chairman

EXHIBIT A

BONUS PROGRAM

        For all periods of this contract, a minimum bonus of seven percent (7%) of Employee’s annual salary is payable by the 15th day of March in the year following.

        In addition to the foregoing:

YEAR ONE:

        The following Bonus Program shall be in effect for the term commencing April 1, 1996 through December 31, 1996. For the foregoing period, to qualify for a bonus, Employee shall have caused the following milestones or benchmarks in the CSST Development Program and the Omega Flex Business to be met in a manner satisfactory to the Board of Directors of the Company:

CSST DEVELOPMENT PROGRAM:

    1.        Complete fitting design; make patent application.

    2.        Evaluate hose manufacturing process and modify hose geometry:

a. Maximize equivalent hydraulic diameter

b. Refine hose to fitting interface

c. Meet established bend diameter requirements

    3.        Develop sources and/or tooling for system components including striker plates, manifolds, all fitting configurations, valves, interlock and regulators.

    4.        Develop jacket prototype with outside extruder.

    5.        Submit capital spending plan for Phase 1 of CSST Development Program.

    6.        Complete draft of Design and Installation Manual.

    7.        Submit completed system to AGA/CGA Laboratory for test and certification.

    8.        Begin purchasing capital equipment for Phase 1 of CSST Development Program, including development of a time line with equipment, delivery and installation schedule.

    9.        Finalize all matters with respect to product packaging.

OMEGA FLEX BUSINESS

    1.        Install document control for engineering drawings, routers, purchased material specifications and bills of material.

    2.        Initiate and/or formalize C.I.P.

    3.        Maintain Omega Flex aggregate gross profit percentage at not less than thirty-seven percent (37%) and SG&A expenses at or under budget, which budget will not include Employee and others in the CSST Development Program.

        In the event that the milestones and benchmarks of both the CSST Development Program and the Omega Flex Business are fully met, a maximum bonus of $30,000 will have been earned by Employee. Such bonus would be payable by the 15th day of March, 1997. In the event that the milestones and benchmarks have not been fully met, the Chairman of the Board of Directors of the Company, in discussion with the President of the Company, would determine a deemed percentage of completion and the bonus payable would be equal to $30,000 times the percentage deemed completed.

YEAR TWO:

        The bonus for the year beginning January 1, 1997 and ending December 31, 1997 will be on the same “milestone and benchmark” basis as in Year One or on the basis of meeting return on investment criteria similar to that used by the Company’s parent company, Mestek, Inc., at the discretion of the Board of Directors of the Company. In the event a “milestone and benchmark” basis is used, the maximum bonus shall be $30,000, adjusted for percentage of completion, and the following milestones for the CSST Development Program shall be used:

    1.        Design layout for catalog, other sales literature and price sheets.

    2.        Develop training video or other suitable training media.

    3.        Appoint and train the appropriate sales representatives.

    4.        Identify, appoint and train other sales representatives as required.

    5.        Appoint initial wholesalers and train and certify installers of the product.

    6.        Obtain code approvals beyond ANSI/LC-1, including Massachusetts, Michigan, Dade County, IAPMO.

    7.        Installation of Phase 1 equipment completed.

    8.        Media campaign completed and product launched.

    9.        Initiate on-going gas utility marketing promotions.

        The Omega Flex Business benchmarks would be the same for Year Two (1997) as for Year One (the three-quarter year of 1996).

YEAR THREE:

        The bonus for the year beginning January 1, 1998 and ending December 31, 1998 will be on the basis of meeting return on investment criteria similar to that used by the Company’s parent company, Mestek, Inc.